Exhibit 21.1

List of Subsidiaries

Bare Escentuals Beauty, Inc.
MD Formulations, Inc.
ID Direct, Inc.
MD Beauty Sales, Inc.
Bare Escentuals Kabushiki Kaisha
Bare Escentuals UK Ltd.